Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Good Annual Revenues and Net Income

Strong Truck Deliveries and Aftermarket Sales Drive Results

January 26, 2021, Bellevue, Washington – “PACCAR reported good annual revenues and profits in 2020,” said Preston Feight, chief executive officer. “PACCAR’s results reflect the company’s premium-quality products and services, excellent operational efficiency and strong aftermarket parts sales. I am very proud of our employees who have delivered outstanding products and transportation solutions to our customers while demonstrating the highest commitment to health and safety at all PACCAR facilities.”

“PACCAR is investing in new technologies that will deliver enhanced operational efficiency and environmental benefits to our customers. PACCAR made progress on several important technology and innovation initiatives in 2020, including a strategic partnership to develop autonomous trucks, the launch of electric truck production, and enhancing connected services for Kenworth, Peterbilt and DAF trucks,” added Feight.

PACCAR achieved quarterly revenues of $5.57 billion in the fourth quarter of 2020, compared to the $6.12 billion reported in the same period in 2019. The company earned $405.8 million ($1.17 per diluted share) in the fourth quarter of 2020, compared to earnings of $531.3 million ($1.53 per diluted share) in the fourth quarter of 2019. PACCAR achieved revenues of $18.73 billion in 2020, compared to revenues of $25.60 billion in 2019. The company earned $1.30 billion ($3.74 per diluted share) in 2020, compared to $2.39 billion ($6.87 per diluted share) earned in 2019.

Peterbilt 220EV Battery Electric Truck

PACCAR Dividends

PACCAR declared cash dividends of $1.98 per share during 2020. Dividends declared in 2020 included a $.70 per share extra cash dividend paid in January 2021. “PACCAR has generated excellent shareholder returns and annual net income due to its industry leading premium-quality global products, strong growth of aftermarket parts and services, innovative use of technology, including e-commerce, and continued expansion of its financial services,” shared Mark Pigott, executive chairman.

Business Highlights – 2020

•	PACCAR earned its 82nd consecutive year of net income.
•	PACCAR delivered 133,300 vehicles worldwide.
•	Kenworth and Peterbilt increased U.S. and Canada Class 8 retail sales market share to 30.1%.
•	Kenworth and Peterbilt increased U.S. and Canada medium-duty retail sales market share to a record 22.6%.
•	DAF increased Europe above 16-tonne registrations market share to 16.3%.
•	DAF Brasil achieved record above 16-tonne retail sales market share of 5.7%.
•	The DAF XF truck earned the Fleet Truck of the Year 2020 award in the United Kingdom.
•	The DAF CF and XF model ranges won the prestigious international Good Design Awards for outstanding design and innovation.
•	DAF Leyland received the prestigious Queen’s Award for Enterprise in International Trade 2020 for increasing exports by almost 50% over the last three years.
•

PACCAR achieved five awards from the National Association of Manufacturers: Kenworth Chillicothe earned two Operational Excellence Leadership awards; Peterbilt achieved a Talent Management Leadership award and an Operational Excellence Leadership award; and PACCAR Ste-Therese was recognized in Manufacturing Leadership.

•

PACCAR Inc, Peterbilt, Kenworth, PACCAR Parts and Dynacraft were each recognized as top workplaces for women by Women in Trucking, an organization that promotes the employment and success of women in the trucking industry.

•	PACCAR earned an “A-” rating from CDP for its environmental practices, placing the company in the top 15% of over 9,500 reporting companies worldwide.

Financial Highlights – Fourth Quarter 2020

Highlights of PACCAR’s financial results during the fourth quarter of 2020 include:

•	Consolidated net sales and revenues of $5.57 billion.
•	Net income of $405.8 million.
•	Record quarterly PACCAR Parts revenue of $1.07 billion.
•	Record quarterly PACCAR Parts pretax income of $222.5 million.
•	PACCAR Financial Services pretax income of $63.8 million.
•	PACCAR invested $202.4 million in capital projects and research and development.

Financial Highlights – Full Year 2020

Highlights of PACCAR’s financial results during 2020 include:

•	Consolidated revenues of $18.73 billion.
•	Net income of $1.30 billion.
•	PACCAR Parts revenue of $3.91 billion.
•	PACCAR Parts pretax income of $799.3 million.
•	Financial Services assets of $15.80 billion.
•	Financial Services new business volume of $5.02 billion.
•	Financial Services pretax income of $223.1 million.
•	Cash provided by operations of $2.99 billion.
•	Dividends declared of $687.1 million.
•	Medium-term note issuances of $1.99 billion.
•	PACCAR invested $843.4 million in capital projects and research and development.
•	Record year-end stockholders’ equity of $10.42 billion.

Global Truck Markets

“A strong rebound in manufacturing, housing starts, automotive production and consumer spending in the second half of 2020 resulted in good freight tonnage and robust demand for Kenworth and Peterbilt trucks. Class 8 truck industry retail sales in the U.S. and Canada were 216,500 units in 2020. Kenworth and Peterbilt achieved market share of 30.1%,” said Darrin Siver, PACCAR senior vice president. “PACCAR has increased its estimate of 2021 U.S. and Canada Class 8 truck industry retail sales to a range of 250,000-280,000 trucks.”

European above 16-tonne truck industry registrations were 230,500 trucks in 2020. It is estimated that European truck industry registrations in the above 16-tonne market in 2021 will be in the range of 250,000-280,000 trucks. “European truck demand improved in the second half of the year along with the European economies,” said Harry Wolters, DAF president. “DAF achieved excellent above 16-tonne market share of 16.3% in 2020. DAF trucks deliver premium quality, exceptional fuel efficiency and superior driver comfort for its customers.”

The South American above 16-tonne truck market was 93,000 vehicles in 2020, and is projected to be in a range of 100,000-110,000 trucks in 2021. DAF Brasil achieved a record 5.7% market share in the Brasil above 16-tonne market in 2020. “DAF Brasil’s record market share reflects increased customer demand for the industry-leading DAF XF trucks introduced this year,” said Mike Kuester, assistant vice president of South America.

PACCAR Announces Strategic Partnership with Aurora to Develop Autonomous Trucks

PACCAR signed a global strategic agreement with Aurora, a leader in autonomous driving technologies, to develop autonomous Peterbilt 579 and Kenworth T680 trucks. “This partnership will integrate PACCAR’s autonomous vehicle platform with the Aurora self-driving technologies. PACCAR’s customers will benefit from the autonomous vehicles’ enhanced safety and operational efficiency,” said Kyle Quinn, PACCAR chief technology officer. “Kenworth T680 and Peterbilt 579 trucks utilizing the Aurora Driver are expected to be delivered in the next several years.”

Autonomous Peterbilt 579 Test Vehicle with Aurora Driver

Kenworth, Peterbilt and DAF Demonstrate Zero Emissions Leadership

A fuel cell electric Kenworth T680 and a battery electric Peterbilt 579EV recently became the first Class 8 zero emissions vehicles to drive to the 14,115 foot summit of Pikes Peak in Colorado. Both vehicles displayed superb power and exhibited excellent drivability over the 156 turns and switchbacks during the 4,700-foot elevation gain to the summit. The trucks handily negotiated the famous Pikes Peak International Hill Climb course. “PACCAR leads the industry in the development of zero emissions commercial vehicles,” said Darryl Oster, chief engineer global zero emissions.

Peterbilt 579EV and Kenworth T680 Fuel Cell Trucks Ascend Pikes Peak

The Kenworth T680 fuel cell electric vehicle offers 470 hp and a 350-mile range with a 15-minute refill time. Kenworth and Toyota Motor North America are collaborating on a project to develop Kenworth T680 zero emissions trucks powered by hydrogen fuel cell electric powertrains.

The Peterbilt 579EV that climbed Pikes Peak is designed for optimal weight distribution and performance. The fully integrated, electric powertrain uses thermally-controlled Lithium Ion Phosphate battery packs and can be quickly recharged, making the 579EV ideal for regional haul, port, pickup and delivery and last mile operations.

Kenworth, Peterbilt and DAF are leading the industry with more than 60 hybrid and zero emissions vehicles in customer testing, which have traveled nearly 500,000 miles. Kenworth K270E and T680E, Peterbilt 579EV, 220EV and 520EV, and DAF CF Electric zero emissions trucks became available for customers to order in the third quarter of 2020. Electric vehicle production will begin in the second quarter of 2021.

PACCAR Parts Achieves Record Quarterly Results

PACCAR’s aftermarket parts business achieved record fourth quarter pre-tax income of $222.5 million, 8% higher than the $205.2 million earned in the fourth quarter of 2019. Fourth quarter 2020 revenues were a record $1.07 billion compared to $993.9 million reported in the fourth quarter of 2019. PACCAR Parts achieved annual pre-tax income of $799.3 million, compared to $830.8 million earned in 2019. Annual revenues were $3.91 billion compared to $4.02 billion in 2019. David Danforth, PACCAR vice president and PACCAR Parts general manager, said, “PACCAR Parts provides steady profitability through all phases of the business cycle. PACCAR Parts’ long-term growth reflects investments in distribution and technology, initiatives such as e-commerce, TRP all-makes parts, and a growing population of integrated and connected PACCAR vehicles with the PACCAR MX Engines.”

PACCAR Parts’ 18 global distribution centers (PDCs) support over 2,200 DAF, Kenworth and Peterbilt dealer locations and deliver industry-leading customer service. PACCAR will open a new 260,000 square-foot PDC in Louisville, Kentucky next year to further enhance parts availability for customers.

Louisville Parts Distribution Center (Rendering)

Capital and R&D Investments in Products, Technologies and Facilities

PACCAR’s consistent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $7.3 billion in new and expanded facilities, innovative products and new technologies during the past decade. PACCAR invested $569.5 million in capital projects and $273.9 million in research and development expenses in 2020. Mike Dozier, PACCAR senior vice president, said, “Capital expenditures are projected to be $575-$625 million and research and development expenses are estimated to be $350-$375 million in 2021. PACCAR is investing in aerodynamic truck models, integrated powertrains including diesel, electric, hybrid, and hydrogen fuel cell technologies, as well as advanced driver assistance and autonomous systems, connected vehicle services and next-generation manufacturing and distribution capabilities.”

Financial Services Companies Achieve Very Good Results

PACCAR Financial Services (PFS) has a portfolio of 203,000 trucks and trailers, with total assets of $15.80 billion. PacLease, a major full-service truck leasing company in North America and Europe with a fleet of over 38,000 vehicles, is included in this segment. PFS achieved fourth quarter 2020 pretax income of $63.8 million, compared to $68.1 million in the fourth quarter of 2019. Fourth quarter 2020 revenues were $432.6 million compared to $406.3 million in the same quarter of 2019. PFS earned $223.1 million of pretax profit in 2020 compared to the $298.9 million earned in 2019. PFS revenues were $1.57 billion in 2020 compared to $1.48 billion achieved in 2019. “PFS’ portfolio performed very well during the fourth quarter of 2020, with strong loan and lease origination activity,” said Todd Hubbard, PACCAR vice president. “PFS’ profitability during the quarter benefited from increased used truck demand.” PACCAR Financial continues to invest in worldwide used truck centers to sell an increased number of used trucks at retail prices, which enhances used truck sales margins. PFS recently opened used truck centers in Lyon, France, Denton, Texas, and Prague, Czech Republic, and plans to open a used truck facility in Madrid, Spain in 2021. Kenworth and Peterbilt truck resale values command a 10-15% premium over competitors’ trucks.

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. “PACCAR Financial Services has excellent access to the debt markets, issuing $1.99 billion in three-, four- and five-year term notes during 2020.”

PACCAR Environmental Leadership

PACCAR has been honored as a global leader in environmental practices by reporting firm CDP, earning a score of “A-” in 2020, which places PACCAR in the top 15% of reporting companies worldwide. Over 9,500 companies disclose data about their environmental programs to CDP for independent assessment. “Environmental leadership is one of PACCAR’s core values, and we are pleased to have earned an “A” or “A-” rating for six consecutive years,” said Harrie Schippers, PACCAR president and chief financial officer. PACCAR’s 2020 CDP report is available to the public at www.cdp.net.

PACCAR reduced greenhouse gas emissions by 38% across its global facilities from 2013 to 2019. PACCAR announced that it will establish new emissions reduction targets in partnership with the Science Based Targets Initiative (SBTi). SBTi works with more than 1,000 companies worldwide to create a clearly defined path to reduce greenhouse gas emissions, with the goal to help limit global warming to below 2 degrees Celsius compared to pre-industrial levels.

PACCAR is an environmental leader in its global factory operations, with over 80% of PACCAR’s manufacturing facilities being zero-waste-to-landfill, and over 90% being ISO 14001 certified. PACCAR vehicles are over 80% recyclable, with steel, aluminum and copper components.

PACCAR Philanthropy

The PACCAR Foundation has contributed over $200 million to educational, social services and arts organizations since 1951. PACCAR donates generously to education, the arts and social services in locations in which its employees work and live worldwide. PACCAR has recently contributed $1.5 million to nonprofit organizations that promote diverse and inclusive communities, including UNCF, Special Olympics USA Games, YWCA, Landesa, Northwest African American Museum and Lighthouse for the Blind. PACCAR and its employees donated over $2 million in 2020 to assist communities impacted by the COVID-19 pandemic.

PACCAR Values Workplace Diversity

PACCAR diversity councils operate throughout PACCAR’s global businesses. The diversity councils’ goals are to enhance business success through diverse and inclusive workplaces. The PACCAR Women’s Association seeks to increase women in PACCAR leadership roles by providing educational, networking and mentoring opportunities to employees at all levels. PACCAR, Kenworth, Peterbilt, PACCAR Parts and Dynacraft were each honored by the Women in Trucking Association as a 2020 Top Company for Women to Work for in Transportation.

2020 TOP COMPANY
FOR WOMEN TO WORK FOR
IN TRANSPORTATION
WOMEN IN TRUCKING ASSOCIATION
PACCAR Inc
KENWORTH
Peterbilt
PACCAR PARTS
DYNACRAFT
Nasdaq
Absen

PACCAR Celebrates “Top Company for Women” Recognition in New York City

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter earnings on January 26, 2021, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q4 Earnings Webcast” at PACCAR’s homepage. The webcast will be available on a recorded basis through February 2, 2021. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
Truck, Parts and Other:
Net sales and revenues	$5,136.0	$5,710.9	$17,154.3	$24,119.7
Cost of sales and revenues	4,487.0	4,890.0	15,076.4	20,555.6
Research and development	71.7	83.6	273.9	326.6
Selling, general and administrative	133.5	148.0	459.2	561.5
Interest and other (income), net	(8.5)	(10.3)	(54.1)	(42.0)

Truck, Parts and Other Income Before Income Taxes	452.3	599.6	1,398.9	2,718.0

Financial Services:
Revenues	432.6	406.3	1,574.2	1,480.0
Interest and other	335.6	299.4	1,200.1	1,028.7
Selling, general and administrative	32.0	35.2	122.2	137.0
Provision for losses on receivables	1.2	3.6	28.8	15.4

Financial Services Income Before Income Taxes	63.8	68.1	223.1	298.9
Investment income	5.7	20.1	35.9	82.3

Total Income Before Income Taxes	521.8	687.8	1,657.9	3,099.2
Income taxes	116.0	156.5	359.5	711.3

Net Income	$405.8	$531.3	$1,298.4	$2,387.9

Net Income Per Share:
Basic	$1.17	$1.53	$3.74	$6.88
Diluted	$1.17	$1.53	$3.74	$6.87

Weighted Average Shares Outstanding:
Basic	347.2	346.7	346.8	346.9
Diluted	348.0	347.4	347.4	347.5

Dividends declared per share	$1.02	$2.62	$1.98	$3.58

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	December 31	December 31
	2020	2019
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$4,834.0	$5,169.4
Trade and other receivables, net	1,197.5	1,306.1
Inventories, net	1,221.9	1,153.2
Property, plant and equipment, net	3,270.4	2,883.8
Equipment on operating leases and other, net	1,961.5	1,777.2
Financial Services Assets	15,799.8	16,071.4

	$28,285.1	$28,361.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,601.1	$6,013.1
Financial Services Liabilities	12,268.9	12,641.9
STOCKHOLDERS' EQUITY	10,415.1	9,706.1

	$28,285.1	$28,361.1

Common Shares Outstanding	346.6	346.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Year Ended December 31,	2020	2019
OPERATING ACTIVITIES:
Net income	$1,298.4	$2,387.9
Depreciation and amortization:
Property, plant and equipment	249.6	322.2
Equipment on operating leases and other	799.4	755.1
Net change in trade receivables, inventory and payables	20.0	(75.3)
Net decrease (increase) in wholesale receivables on new trucks	871.2	(520.2)
All other operating activities, net	(251.4)	(9.4)

Net Cash Provided by Operating Activities	2,987.2	2,860.3

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(550.4)	(574.0)
Acquisitions of equipment for operating leases	(1,088.0)	(1,396.8)
Net increase in financial services receivables	(612.0)	(740.7)
Net increase in marketable debt securities	(244.6)	(135.1)
Proceeds from asset disposals and other	619.2	639.2

Net Cash Used in Investing Activities	(1,875.8)	(2,207.4)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,239.8)	(1,138.6)
Purchases of treasury stock	(42.1)	(110.2)
Proceeds from stock compensation transactions	53.7	60.8
Net (decrease) increase in debt and other	(580.3)	1,271.4

Net Cash (Used in) Provided by Financing Activities	(1,808.5)	83.4
Effect of exchange rate changes on cash	61.6	2.9

Net (Decrease) Increase in Cash and Cash Equivalents	(635.5)	739.2
Cash and cash equivalents at beginning of period	4,175.1	3,435.9

Cash and cash equivalents at end of period	$3,539.6	$4,175.1

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
Sales and Revenues:
Truck	$4,044.8	$4,692.9	$13,164.8	$19,989.5
Parts	1,074.4	993.9	3,912.9	4,024.9
Financial Services	432.6	406.3	1,574.2	1,480.0
Other	16.8	24.1	76.6	105.3

	$5,568.6	$6,117.2	$18,728.5	$25,599.7

Pretax Profit:
Truck	$234.4	$395.7	$581.4	$1,904.9
Parts	222.5	205.2	799.3	830.8
Financial Services	63.8	68.1	223.1	298.9
Investment Income and Other	1.1	18.8	54.1	64.6

	$521.8	$687.8	$1,657.9	$3,099.2

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
United States and Canada	$3,258.3	$3,943.9	$11,596.3	$16,762.9
Europe	1,609.5	1,554.2	4,871.2	6,104.7
Other	700.8	619.1	2,261.0	2,732.1

	$5,568.6	$6,117.2	$18,728.5	$25,599.7

NEW TRUCK DELIVERIES

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
United States and Canada	21,100	26,600	73,300	117,200
Europe	14,400	14,600	42,900	59,900
Other	5,300	4,500	17,100	21,700

	40,800	45,700	133,300	198,800